Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

MOCON, Inc.:

We consent to the incorporation by reference in the registration statement (No. 33-42255, 33-49752, 33-58789, and 333-90116) on Form S-8 of MOCON, Inc. of our reports dated February 23, 2005, with respect to the consolidated balance sheets of MOCON, Inc. as of December 31, 2004 and 2003, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2004, and related financial statement schedule, which reports appear in the December 31, 2004, annual report on Form 10-K of MOCON, Inc.

/s/ KPMG LLP

Minneapolis, Minnesota

March 29, 2005